Exhibit 10.2

EXECUTION VERSION

23 February, 2018

THE MANAGEMENT WARRANTORS
(as named herein)

and

GTT AMERICAS, LLC

MANAGEMENT WARRANTY DEED

in relation to the sale and purchase of
Interoute Communications Holdings S.A.

THIS DEED is made on                         2018

PARTIES:

(1)                                 THE PERSONS whose names and addresses are set out in Schedule 1 (the Management Warrantors); and

(2)                                 GTT AMERICAS, LLC, a Delaware corporation having its headquarters address at 7900 Tysons One Place, Suite 1450, McLean VA 22102 (the Purchaser),

(together, the parties and each a party).

IT IS AGREED:

1.                   DEFINITIONS AND INTERPRETATION

Unless otherwise defined in Schedule 5, words and expressions used in this deed (this Deed) shall be interpreted in accordance with Schedule 8 to the SPA and the interpretative provisions of the SPA shall apply in the interpretation of this Deed.

2.                   THE MANAGEMENT WARRANTIES

2.1                               In connection with the Proposed Transaction, each Management Warrantor hereby severally warrants to the Purchaser that, so far as such Management Warrantor is actually aware as at the date of this Deed having made reasonable enquiries of the other Management Warrantors, the Management Warranties are true and accurate as at the date of this Deed.

2.2                               Each of the Management Warranties set out in the separate paragraphs of Schedule 3 shall be construed as a separate and independent warranty.

2.3                               Each Management Warrantor undertakes not to make any claim against a Target Company or a director, officer or employee of a Target Company which they may have in respect of a misrepresentation, inaccuracy or omission in or from information or advice provided by a Target Company or a director, officer or employee of a Target Company for the purpose of assisting the Management Warrantor to give a Management Warranty or to prepare the Disclosure Letter, other than in respect of a claim arising as a result of any fraud or fraudulent misrepresentation by a Target Company or a director, officer or employee of a Target Company.

2.4                               Save as expressly set out in Schedule 3, the Purchaser acknowledges and agrees that the Management Warrantors give no warranty, representation or undertaking as to the accuracy or completeness of any information (including any of the forecasts, estimates, projections, budgets, statements of intent or statements of opinion or the Locked Box Accounts) provided to the Purchaser or any of its advisers or agents (howsoever provided, including such information as is provided in the Data Room).

3.                   LIMITATION OF LIABILITY

3.1                               Subject to clause 3.3, the liability of each Management Warrantor in respect of any claim in relation to the Management Warranties shall be limited as provided in this clause 3 and Schedule 2.

3.2                               Notwithstanding any other provision of this Deed, but subject to clause 3.3, the Purchaser acknowledges and agrees that, in accordance with Schedule 2, its financial recourse and remedy (if any) in respect of any Claim against the Management Warrantors shall be limited to €1 and accordingly each Management Warrantor will have no liability whatsoever for any Claim or Claims in excess of €1 in aggregate.

3.3                               Nothing in this clause 3 shall have the effect of limiting or reducing any liability of a Management Warrantor in respect of a Claim arising as a result of fraud or fraudulent misrepresentation by such Management Warrantor. For the avoidance of doubt, to the extent lawful no Management Warrantor shall have any liability in respect of any Claim arising as a result of fraud or fraudulent misrepresentation by any other Management Warrantor.

4.                   PAYMENTS

4.1                               Any payment to be made pursuant to this Deed by a Management Warrantor to the Purchaser shall be made to the Purchaser’s Bank Account.

4.2                               Payments under clause 4.1 shall be in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.

5.                   DEDUCTIONS AND WITHHOLDINGS

Each Management Warrantor shall pay all sums payable by him under this Deed free and clear of all deductions and withholdings, save for any deduction or withholding of tax as required by Law.

6.                   ASSIGNMENT

6.1                               Except as provided in this clause 6 or unless the Management Warrantors and the Purchaser specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Deed nor grant, declare, create or dispose of any right or interest in it. Any purported assignment in contravention of this clause 6 shall be void.

6.2                               Subject to clause 6.5, this Deed and any or all of the benefits arising under it may be assigned or charged in whole or in part by the Purchaser to its financial lenders or banks or other creditors or any member of their groups (including funds) or any security agent, collateral agent or trustee acting on their behalf as security for any financing or refinancing in respect of the Proposed Transaction (including any additional facilities, hedging and/or cash management agreements made available in connection with such financing or refinancing) and such benefits may further be assigned (to the extent possible) to any other financial institution or other creditors by way of security for the borrowings of the Purchaser resulting from any refinancing of the borrowings made under such financing or refinancing or to any person entitled to enforce such security or to any transferee under a valid enforcement of such security but so that, notwithstanding any such assignment(s), the Management Warrantors may, unless the Management Warrantors receive written notice of enforcement of the relevant security interest, deal with the Purchaser in connection with all matters arising under this Deed.

6.3                               Subject to clause 6.5, the Purchaser may assign this Deed and any or all of the benefits arising under it to any member of the Purchaser Group which is the legal and beneficial owner from time to time of any or all of the Shares as if it were the Purchaser under the SPA. The Purchaser shall ensure that before any such assignee subsequently ceases to be a member of the Purchaser Group it shall re-assign that benefit to the Purchaser or to another continuing member of the Purchaser Group.

6.4                               As soon as practicable after any assignment in accordance with this clause 6, the Purchaser will give written notice of the assignment to the Management Warrantors.

6.5                               If an assignment is made in accordance with this clause 6, the liabilities of the Management Warrantors under this Deed shall be no greater than such liabilities would have been if the assignment had not occurred.

7.                   WHOLE AGREEMENT

This Deed and the other Transaction Documents together set out the whole agreement between the parties in respect of the sale and purchase of the Shares and supersede any prior agreement (whether oral or written) relating to the Proposed Transaction. It is agreed that:

(a)                                 no party has relied on or shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of any other party in relation to the Proposed Transaction which is not expressly set out in this Deed or any other Transaction Document;

(b)                                 any terms or conditions implied by law in any jurisdiction in relation to the Proposed Transaction are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right, or remedies in relation to them are irrevocably waived;

(c)                                  the only right or remedy of a party in relation to any provision of this Deed or any other Transaction Document shall be for breach of this Deed or the relevant Transaction Document; and

(d)                                 except for any liability in respect of a breach of this Deed or any other Transaction Document, no party shall owe any duty of care or have any liability in tort or otherwise to the other parties in relation to the Proposed Transaction, provided that this clause 7 shall not exclude any liability of any party for (or remedy in respect of) fraud or fraudulent misrepresentation.

8.                   COSTS

Except as otherwise provided in this Deed (or any other Transaction Document), each party shall be responsible for its own Costs, charges and other expenses (including those of its Affiliates) incurred in connection with the Proposed Transaction.

9.                   NOTICES

9.1                               Any notice in connection with this Deed shall be in writing in English and delivered by hand, email, registered post or courier using an internationally recognised courier company.

9.2                               A notice shall be effective upon receipt and shall be deemed to have been received:

(a)                                 at the time of delivery, if delivered by hand, registered post or courier; or

(b)                                 at the time of transmission, if delivered by email,

provided that, in each case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

9.3                               The addresses and e-mail addresses of the parties for the purpose of clause 9.1 are:

Management Warrantors

For the attention of:	Address:	E-mail:

The Management Warrantors set out in column 1 of Schedule 1	The addresses and e-mail addresses set out opposite their respective names in columns 3 and 4 of Schedule 1

With a copy to:	Address:	E-mail:

Tim Wright and Edward Griffiths	DLA Piper UK LLP, 3 Noble Street, London EC2V 7EE	tim.wright@dlapiper.com and edward.griffiths@dlapiper.com

Purchaser

For the attention of:	Address:	Email:

Chris McKee	GTT Americas, LLC, 7900 Tysons One Place, Suite 1450, McLean, VA 22102	Chris.mckee@gtt.net

10.            EFFECT OF CLOSING

Notwithstanding Closing, all Management Warranties and undertakings contained in or entered into pursuant to this Deed will remain in full force and effect and (except as otherwise expressly provided) subject to the time and other limits provided in Schedule 2.

11.            COUNTERPARTS

This Deed may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Deed by e-mail attachment or telecopy shall be an effective mode of delivery.

12.            WAIVERS, RIGHTS AND REMEDIES

Except as expressly provided in this Deed, no failure or delay by any party in exercising any right or remedy relating to this Deed shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

13.            VARIATIONS

No amendment of this Deed shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to it.

14.            INVALIDITY

Each of the provisions of this Deed is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

15.            TERMINATION

15.1                        This Deed is conditional on Closing having occurred in accordance with the terms of the SPA. If the Conditions have not been satisfied on or before the Longstop Date (if applicable, as extended in accordance with the terms of the SPA), this Deed shall terminate with effect from that date.

15.2                        If this Deed terminates in accordance with clause 15.1 then the obligations of the parties shall automatically terminate and no party shall have any liabilities to or rights against any other party under this Deed.

16.            THIRD PARTY ENFORCEMENT RIGHTS

16.1                        The individuals and entities specified in clause 2.3 shall each have the right to enforce the relevant terms of those respective clauses by reason of the Contracts (Rights of Third Parties) Act 1999. This right is subject to: (i) the rights of the parties to amend or vary this Deed without the consent of any such persons; and (ii) the other terms and conditions of this Deed.

16.2                        Except as provided in clause 16.1 a person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

17.            GOVERNING LAW AND JURISDICTION

17.1                        This Deed and any non-contractual obligations arising out of or in connection with this Deed shall be governed by, and interpreted in accordance with, English law.

17.2                        Except as expressly provided otherwise in this Deed, the English courts shall have exclusive jurisdiction in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this Deed including, without limitation, disputes arising out of or in connection with: (i) the creation, validity, effect, interpretation, performance or non-performance of, or the legal relationships established by, this Deed; and (ii) any non-contractual obligations arising out of or in connection with this Deed. For such purposes, each party irrevocably submits to the jurisdiction of the English courts and waives any objection to the exercise of such jurisdiction.

17.3                        The Purchaser shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Deed. Such agent shall be GTT-EMEA Ltd currently of 125 Old Broad Street, London, United Kingdom, EC2N 1AR and any claim form, judgment or other notice of legal process shall be sufficiently served on the Purchaser if delivered to such agent at its address for the time being. The Purchaser irrevocably undertakes not to revoke the authority of this agent and if, for any reason, the Management Warrantors request the Purchaser to do so, it shall promptly appoint another such agent with an address in England and advise the Management Warrantors. If, following such a request, the Purchaser fails to appoint another agent, the Management Warrantors shall be entitled to appoint one on behalf of the Purchaser at the Purchaser’s expense.

17.4                        Robert McNeal, Paul Monteiro, Jan Louwes and Yasmin Jaffer shall each at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Deed. Such agent shall be Gareth Williams and any claim form, judgment or other notice of legal process shall be sufficiently served on Robert McNeal, Paul Monteiro, Jan Louwes and Yasmin Jaffer if delivered to such agent at his address for the time being. Robert McNeal, Paul Monteiro, Jan Louwes and Yasmin Jaffer each irrevocably undertake not to revoke the authority of this agent.

SCHEDULE 2

LIMITATION OF LIABILITY

1.                                      Time Limits. No Management Warrantor shall be liable for any Claim unless the Management Warrantors each receive from the Purchaser written notice (as soon as reasonably practicable but in any event within 30 days of the Purchaser becoming actually aware of the fact, matter or circumstance reasonably likely to give rise to such Claim and that such fact, matter or circumstance is reasonably likely to give rise to a Claim) containing such details as are then reasonably available of the Claim, together with supporting evidence of the Claim and the Purchaser’s estimate (on a without prejudice basis) of the amount of the Claim prior to the date falling 18 months after (and excluding) the Closing Date).

2.                                      Thresholds for Claims. The Management Warrantors shall not be liable for any single Claim:

(a)                                 unless the amount of their liability for that single Claim would (without this sub-paragraph (a)) exceed €5,800,000 (in which case, subject to the terms of sub-paragraph (b), the Purchaser shall be entitled to claim the whole amount of such Claim and not merely the excess); and

(b)                                 unless the aggregate amount of their liability for all Claims to the extent not excluded by sub-paragraph (a) exceeds €11,600,000 (in which case the Purchaser shall be entitled to claim the whole amount of such Claim and not merely the excess).

3.                                      Maximum limit for all Claims. The liability of the Management Warrantors for all Claims under this Deed shall not exceed €1 in aggregate.

4.                                      Claim to be withdrawn unless litigation commenced. Any Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been waived or withdrawn and shall become fully barred and unenforceable six months after the notice is given pursuant to paragraph 1 of this Schedule, unless legal proceedings in respect of it have been commenced by being both properly issued and validly served on the relevant Management Warrantor(s) within that six month period. No new Claim may be made in respect of the facts, matters, events or circumstances giving rise to any such waived or withdrawn Claim.

5.                                      Matters disclosed. The Management Warrantors shall not be liable for any Claim if and to the extent that the fact, matter, event or circumstance giving rise to such Claim:

(a)                                 is specifically disclosed or accrued, provided or reserved for in the Accounts, the Locked Box Accounts, the Management Accounts or other accounts of the Target Companies provided in the Data Room; or

(b)                                 is fairly disclosed by this Deed, any other Transaction Document, the Disclosure Letter or any document in the Data Room.

6.                                      Contingent liabilities. If any Claim is based upon a liability which is contingent only, the Management Warrantors shall not be liable to pay any amount in respect of such Claim unless and until the time at which such contingent liability gives rise to an actual obligation to make a payment. This is without prejudice to the right of the Purchaser to give notice of the Claim in accordance with paragraph 1 of this Schedule before such time.

7.                                      No liability for Claims arising from acts or omissions of Purchaser. The Management Warrantors shall not be liable for any Claim to the extent that it would not have arisen but for, or has been increased or not reduced as a result of, any voluntary act, omission or transaction carried out:

(a)                                 after Closing, by the Purchaser or any member of the Purchaser Group (or its respective directors, employees or agents or successors in title); or

(b)                                 before Closing, by any Seller, any Affiliate of any Seller or any Target Company acting at the written direction or request, or with the written consent, of the Purchaser or any member of the Purchaser Group.

8.                                      Purchaser’s knowledge. The Management Warrantors shall not be liable for any Claim if and to the extent that the Purchaser or any of its Affiliates or its advisers is aware at the date of this Deed: (i) of the fact, matter, event or circumstance which is the subject matter of the Claim; and (ii) that the fact, matter, event or circumstance could reasonably be expected to give rise to a Claim.

9.                                      Purchaser’s duty to mitigate. The Purchaser shall procure that reasonable steps are taken to avoid or mitigate any loss or damage which it may suffer in consequence of any breach by the Management Warrantors of the terms of this Deed or any fact, matter, event or circumstance likely to give rise to a Claim.

10.                               Insured Claims. The Management Warrantors shall not be liable in respect of any Claim to the extent that the amount of such Claim is covered by a policy of insurance or, in the case of insurance policies effected by or for the benefit of the Target Companies, would have been so covered if such policies of insurance had been maintained after Closing on no less favourable terms than those existing at the date of this Deed.

11.                               Third Party Claims. In respect of any fact, matter, event or circumstance which comes to the notice of the Purchaser or any Target Company which could result in a claim against it (a Third Party Claim) and which, in turn, could result in a claim against any of the Management Warrantors, the Purchaser shall (and shall procure, where relevant, that the relevant Target Company shall):

(a)                                 as soon as reasonably practicable (and in any event within 15 Business Days of becoming aware of it) give notice of the Third Party Claim to the Management Warrantors;

(b)                                 not (and ensure that each member of the Purchaser Group shall not) admit liability or make any agreement, settlement or compromise in relation to the Third Party Claim without the prior written approval of the Management Warrantors (such approval not to be unreasonably withheld or delayed);

(c)                                  allow the Management Warrantors and their advisers and agents to investigate the Third Party Claim (including whether and to what extent any amount is payable in respect thereof);

(d)                                 consult in good faith with the Management Warrantors as to any ways in which the Third Party Claim might be avoided, disputed, resisted, mitigated, settled, compromised, defended or appealed;

(e)                                  take such action, at the written request of the Management Warrantors, as the Management Warrantors may reasonably require to avoid, dispute, resist,

mitigate, settle, compromise, defend or appeal the Third Party Claim, subject to the Purchaser being indemnified to its reasonable satisfaction by the Management Warrantors in respect of all reasonable out-of-pocket costs and expenses (including reasonable legal costs) which may thereby be incurred by the Purchaser or any member of the Purchaser Group (which, for the avoidance of doubt, from Closing shall include the Target Companies); and

(f)                                   make available to the Management Warrantors such information as they may reasonably require,

provided that neither the Purchaser nor any other member of the Purchaser Group (which shall, for the avoidance of doubt, include from Closing the Target Companies) shall be required to take any action or refrain from taking any action which may (i) be prejudicial to the commercial interests and/or goodwill and/or reputation of the business of the Purchaser or any other member of the Purchaser Group, as reasonably determined in good faith by the Purchaser, (ii) waive privilege or (iii) prejudice litigation against them.

12.                               No double recovery. The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, loss, cost, shortfall, damage, deficiency, breach or other set of circumstances which gives rise to more than one Claim.

13.                               Net financial benefit. The Management Warrantors shall not be liable to satisfy any Claim to the extent of any corresponding saving by, or net quantifiable financial benefit to, the Purchaser or any member of the Purchaser Group arising from the matter(s) giving rise to such Claim, including the amount (if any) by which any tax for which the Purchaser or any member of the Purchaser Group would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of the matter(s) giving rise to the Claim.

14.                               General exclusions of liability. The Management Warrantors shall not be liable for any Claim if and to the extent it is attributable to, or the amount of such Claim is increased as a result of, any:

(a)                                 legislation not in force at the date of this Deed;

(b)                                 change of Law (or any change in interpretation on the basis of case law) or administrative practice after the date of this Deed;

(c)                                  change in the rates of Taxation in force at the date of this Deed;

(d)                                 change made after Closing in the accounting, Taxation or commercial policies or practices of any Target Company

(e)                                  reorganisation or change in ownership of any member of the Purchaser Group or any Target Company after Closing; or

(f)                                   express act or omission under the terms of the Transaction Documents or by reason or in consequence of the execution and performance of the Transaction Documents.

15.                               Consequential loss. Neither the Purchaser nor any member of the Purchaser Group shall be entitled to claim for any punitive or special loss, loss of profit, loss of goodwill or possible business after Closing, whether actual or prospective, or for any indirect or consequential loss.

16.                               Waiver of right of set off. The Purchaser waives and relinquishes any right of set off or counterclaim, deduction or retention which the Purchaser might otherwise have in respect of any Claim against or out of any payments which the Purchaser may be obliged to make (or procure to be made) to the Management Warrantors pursuant to this Deed or otherwise.

17.                               Management Warrantors to have opportunity to remedy breaches. If a breach of the Management Warranties is capable of remedy, the Purchaser shall only be entitled to compensation if it gives the Management Warrantors written notice of the breach and the breach is not remedied within 60 days after the date on which such notice is served on the Management Warrantors in accordance with paragraph 1 of this Schedule. Without prejudice to its duty to mitigate any loss, the Purchaser shall (or shall procure that any relevant member of the Purchaser Group shall) provide all reasonable assistance to the Management Warrantors to remedy any such breach.

18.                               Settlement Procedures. In respect of any Claim, the Purchaser agrees to bring the Claim against all of the Management Warrantors simultaneously and shall not be entitled to withdraw the Claim against one of such Management Warrantors unless the Purchaser also withdraws such Claim against each of the other Management Warrantors. The Purchaser further undertakes to the Management Warrantors that the Purchaser will not directly or indirectly settle a Claim against any individual Management Warrantor without offering to the other relevant Management Warrantors settlement terms which are the same as those agreed with that Management Warrantor with whom the Purchaser proposes to settle a Claim. For the avoidance of doubt, this paragraph 18 shall not have the effect of limiting or restricting the Purchaser’s right to waive, release or compromise a liability of any Management Warrantor under a Claim, provided that the relevant waiver, release or compromise has been offered on the same terms, mutatis mutandis, to each other relevant Management Warrantor.

SCHEDULE 3

THE MANAGEMENT WARRANTIES

1.                   THE MANAGEMENT WARRANTORS

1.1                               In respect of himself or herself only:

(a)                                 the Management Warrantor has the legal right and full power and authority to execute, deliver and perform this Deed; and

(b)                                 this Deed will, when executed, constitute a valid and binding obligation on the Management Warrantor in accordance with its terms.

2.                   THE TARGET COMPANIES AND THE SHARES

2.1                               The particulars contained in Schedule 4 are true and accurate in all material respects.

2.2                               The Shares comprise the entire issued share capital of the Company.

2.3                               The shares in the Target Companies have been properly and validly issued and allotted and are fully paid or credited as fully paid.

2.4                               No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer or repayment of any share or loan capital or any beneficiary shares or any other security giving rise to a right over, or an interest in, the capital of any Target Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

2.5                               All the issued shares in each Target Company (other than the Company) are legally and beneficially owned by other Target Companies free from all third party rights.

2.6                               No Target Company owns or has any interest of any nature in, or has agreed to acquire, any shares, debentures or other securities issued by any undertaking (other than another Target Company).

2.7                               Each of the Target Companies is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation. Each of the Target Companies has full power under its Constitutional Documents to conduct its business as conducted at the date of this Deed and there have not been and are not any breaches by any Target Company of its Constitutional Documents that are material to the Business as a whole.

2.8                               The statutory books of each Target Company required to be kept by applicable laws in its jurisdiction of incorporation have been maintained in all material respects in accordance with such laws.

3.                   FINANCIAL MATTERS

3.1                               The Accounts. The Accounts:

(a)                                 give a true and fair view of the state of affairs, the assets and liabilities and the profit or losses of the Company as at the Accounts Date and of the results of the Company for the financial year ended on that date;

(b)                                 have been prepared on a basis consistent with the basis upon which (and in particular exercising any valuation and recognition options in the same way as in) the audited accounts of the Company were prepared in respect of the year ended 31 December 2015; and

(c)                                  were prepared and audited in accordance with applicable law and IFRS in force at the time of signature of the Accounts.

3.2                               The Locked Box Accounts. The Locked Box Accounts:

(a)                                 have been prepared in good faith and with all due care and attention and in accordance with accounting policies, statements and practices used in preparing the Accounts applied on a consistent basis; and

(b)                                 are not misleading and fairly present the state of affairs, the assets, liabilities, profits and losses of the Company as at the Locked Box Accounts Date for the period for which they are prepared.

3.3                               Position since Locked Box Accounts Date. Since the Locked Box Accounts Date:

(a)                                 the Target Companies have carried on their business in the ordinary and usual course of business consistent with the way in which that business has been conducted in the 12 months preceding the date of this Deed;

(b)                                 no Target Company has made or agreed to make any payment other than payments in the ordinary and usual course of business;

(c)                                  the Target Companies have paid their material creditors within the applicable periods agreed with the relevant creditor or in accordance with the past practice of the Target Companies;

(d)                                 no Target Company has issued or agreed to issue any share or loan capital or other similar interest;

(e)                                  no Target Company has declared, authorised, paid or made any dividend or other distribution, nor has any Target Company reduced its paid-up share capital;

(f)                                   no Target Company has acquired or disposed of, or agreed to acquire or dispose of, any one or more assets in a single transaction or series of connected transactions (other than in accordance with the Target Companies’ annual capital expenditure plan and other than in the ordinary course), where the value of such assets, exceeds €10,000,000; and

(g)                                  no Target Company has made any changes in terms of employment, including pension fund commitments, which taken together could increase the total staff costs of the Target Companies in aggregate by more than 10% per annum.

3.4                               The Management Accounts. Having regard to the purpose for which they were prepared (being for internal management purposes only), the Management Accounts are not misleading in any material respect and fairly represent, in the opinion of the Management Warrantors, the financial position and profit and loss of the Business for the periods to which they relate.

4.                   FINANCIAL DEBT

4.1                               No Target Company owes any material Financial Debt to any person other than a Target Company other than Financial Debt owing pursuant to agreements or instruments details of which are set out in the Data Room.

4.2                               No written notice has been received by any Target Company to the effect that it is in default under the terms of any borrowing made by it.

5.                   REGULATORY MATTERS, LICENCES AND COMPLIANCE WITH LAWS

5.1                               Licences. All necessary and material authorisations, licences, permits and consents required under applicable Law by each Target Company for carrying on its business at the date of this Deed in the places and in the manner in which it has been carried on (the Licences) have been obtained and are in full force and effect, and, in the reasonable opinion of the Management Warrantors, not subject to onerous conditions.

5.2                               Regulatory disputes. There have not been in the 12 months prior to the date of this Deed and at the date of this Deed there are no:

(a)                                 material disputes between any of the Target Companies and any Governmental Entity which have resulted in a case or proceedings being opened or brought by or against the Target Companies which have not been satisfactorily resolved; or

(b)                                 material investigations, enforcement or disciplinary proceedings formally initiated by a Governmental Entity concerning any of the Target Companies or their respective directors or senior managers.

5.3                               Compliance with laws. Each Target Company has conducted its business in accordance with all applicable laws and binding regulations except where failure to do so would not materially impact the operations of the Business as a whole and no Management Warrantor has committed any crime (other than minor traffic offences). The Target Companies have not received notification that any investigation or inquiry is being or has been conducted by any governmental or other body (including any Competition Authority) in respect of the affairs of the Target Companies and no circumstances exist which would give rise to such investigation or inquiry.

6.                   THE BUSINESS ASSETS

6.1                               Ownership. Each Target Company owns legally and beneficially and free from any encumbrance (other than encumbrances arising by operation of law), or is entitled to use all the material assets (including material IT Systems and material Intellectual Property Rights) necessary to carry on its business in all material respects as currently carried on.

6.2                               Possession. The material assets of the businesses of the Target Companies are in their possession or under their control.

7.                   INSURANCES

Folder O of the Data Room contains a summary of the insurance maintained by or covering each Target Company (the Policies). The Policies are valid, in full force and effect and all premiums payable to date have been paid.

8.                   CONTRACTUAL MATTERS

For the purposes of paragraph 8, a material contract shall mean a contract for the supply or receipt of goods or services to or by the Target Companies with an aggregate annualised value in the 12 months to 30 June 2017 of €2,000,000 or more.

8.1                               Material contracts. Copies of all material contracts have been disclosed in the Data Room.

8.2                               No Target Company is a party to:

(a)                                 a material contract which is with any Seller or an Affiliate of any Seller (other than the Shareholder Debt Instrument or in the ordinary course of delivery of services on arm’s length terms); or

(b)                                 a contract which is a joint venture, consortium, partnership, or profit (or loss) sharing agreement.

8.3                               Defaults and termination. No Target Company has received written notice in the 12 months before the date of this Deed that it is in default of any material obligation under any material contract to which it is a party which would give the counterparty the right to terminate the contract.

8.4                               Rights in relation to disposal of assets. There is no outstanding agreement or arrangement by virtue of which any Target Company is under a prospective or contingent liability to dispose of its assets (other than in the ordinary course) or its business.

8.5                               Material Acquisitions. The Data Room contains copies of all acquisition agreements relating to all Material Acquisitions made by the Target Companies in the past 24 months.

9.                   LITIGATION

9.1                               No Target Company is involved as a party to (or otherwise involved in) any material litigation, arbitration or contentious administrative proceedings and no such proceedings have been threatened in writing or otherwise by or against a Target Company in the 24 months before the date of this Deed (where such proceedings have not subsequently been settled). For this purpose: (i) material means proceedings which (if successful) are likely to result in a cost, benefit or value to the Target Companies of €1,000,000 or more or result in an order for specific performance, injunctive and/or other equitable relief; and (ii) any proceedings for collection by a Target Company of debts arising in the ordinary course of business are excluded.

10.            INSOLVENCY ETC.

The warranties in this paragraph 10 are given in respect of the 24 months prior to the date of this Deed.

10.1                        Winding up. No order has been made, petition presented or resolution passed for the winding up of any Target Company or for the appointment of a liquidator or provisional liquidator to any Target Company.

10.2                        Administration. No administrator has been appointed in relation to the Target Companies. No notice has been given or filed with the court of an intention to appoint an administrator. No petition or application has been presented or order made for the appointment of an administrator in respect of the Target Companies.

10.3                        Receivership. No receiver or administrative receiver has been appointed, nor any notice given of the appointment of any such person, over the whole or part of the Target Companies’ business or assets.

10.4                        Moratorium. No moratorium has been sought or has been granted under section 1A of the Insolvency Act 1986 in respect of the Target Companies.

10.5                        Voluntary arrangements. No voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of the Target Companies.

10.6                        Scheme of arrangement. No compromise or arrangement has been proposed, agreed to or sanctioned under Part 26 (Arrangements and Reconstructions) of the Companies Act 2006 in respect of the Target Companies, nor has any application been made to, or filed with, the court for permission to convene a meeting to vote on a proposal for any such compromise or arrangement.

10.7                        Informal arrangements with creditors. The Target Companies have not proposed or agreed to a general composition, compromise, assignment or arrangement with any of their creditors.

10.8                        Inability to pay debts. None of the Target Companies is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986. There are no unsatisfied written demands that have been served on any Target Company pursuant to section 123(1)(a) of the Insolvency Act 1986. There is no material unsatisfied judgment or court order outstanding against the Target Companies.

10.9                        Analogous proceedings. The Target Companies are not, in any jurisdiction, subject to or threatened by any other procedures or steps which are analogous to those set out above.

11.            IP/IT

11.1                        Owned IP.  The Owned IP that is material to the ongoing operations of the Business is valid, subsisting and enforceable and nothing has been done or omitted to be done which could cause any of them to cease being so.

11.2                        No infringement. No Target Company has, in the 12 months before the date of this Deed, received a written notice alleging that the operations of a Target Company infringe the Intellectual Property Rights of a third party or sent a written notice that a third party may be infringing the registered Owned IP.

11.3                        Source Code.  No Target Company has, in the 24 months before the date of this Deed, granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any software, and no Target Company has provided or disclosed any source code of any software to any person whether pursuant to escrow deposit arrangements or otherwise.

11.4                        Open Source Software. The development of any Target Company product with any software (in source or object code form) that is subject to an Open Source Licence (Open Source Software), and the incorporation, linking, calling, distribution or other use in, by or with any such product of any such Open Source Software, does not obligate the Target Companies to disclose, make available, offer or deliver any portion of the source code (including proprietary code) other than an immaterial part of such source code of such product or component thereof to any third party other than the applicable Open Source Software where such disclosure, making available, offering or delivering of any portion of the source code would have a material adverse effect on the business of the Target Companies taken as a whole.

11.5                        Information technology. The Target Companies have not, in the 24 months preceding the date of this Deed, experienced a breach of security causing material loss or corruption of data in relation to any part of the IT Systems.

12.            REAL ESTATE

12.1                        General. The Properties comprise all the material land and buildings owned, leased, controlled, occupied or used by any Target Company and the Data Room contains correct copies of material documents applicable to the Properties.

12.2                        Occupation. No Target Company is in occupation of any part of any Property where a person who is not a Target Company is actually or conditionally entitled to require such Target Company to give up such occupation of such part of such Property.

12.3                        Title. In relation to those Properties which are owned by a Target Company:

(a)                                 no Property is the subject of a subsisting contract for sale; and

(b)                                 a Target Company is the sole beneficial owner of (and, where the laws of the relevant jurisdiction provide for a distinction between legal and beneficial ownership of interests in land, the sole legal owner), and otherwise absolutely entitled to, each of the Properties and the proceeds of sale of them.

12.4                        Adverse Interests. No Target Company has received any subsisting written notice relating to any matter affecting a Property which materially adversely affects the relevant Target Company’s ability to continue to carry on its existing business from that Property substantially in the manner as at present.

12.5                        Outgoings. The Properties are not subject to the payment of any outgoings other than the usual rates and Taxes and, in the case of leaseholds, rent, insurance rent and service charge.

12.6                        Leasehold Properties. In relation to those Properties which are leasehold:

(a)                                 no Target Company has received any subsisting written notices alleging a material breach of any covenants, conditions and agreements contained in the relevant leases, on the part of the tenant; and

(b)                                 no Target Company has commuted any rent or other payment or paid any rent or other payment ahead of the due date for payment.

12.7                        Wayleave Agreements. No Target Company has received any subsisting written notices alleging a material breach of, or giving notice of termination of, any wayleave agreement material to the ongoing operations of its business.

13.            EMPLOYMENT

13.1                        The Data Room contains:

(a)                                 material details of the contracts of employment for all Key Managers (including but not limited to details of the Target Company that employs them, their respective remuneration package including benefits which any Target Company is bound to provide to them or their dependants (whether now or in the future), length of service, notice periods, their participation in any and all schemes referred to at paragraph 13.1(c) and the country of their employment);

(b)                                 copies of the standard terms and conditions of employment applicable to Employees of the Target Companies that are employed in the Key Jurisdictions;

(c)                                  details of share incentive schemes, profit sharing, profit participation bonus, and material commission or other incentive schemes applicable to Employees, Workers and/or Contractors and details of subsisting grants of equitable interests made by the Company in accordance with such schemes;

(d)                                 details of all current collective bargaining agreements;

(e)                                  details of constitutional documents in connection with the Target Companies’ works council in France; and

(f)                                   details of current election forms for the Target Companies’ works councils in Germany and Austria.

13.2                        Key Manager. No Key Manager has given notice which has not yet expired terminating his or her employment.

13.3                        Collective dismissals. During the 12 months prior to the date of this Deed, the Target Companies have not initiated or completed the implementation of any collective dismissals.

14.            RETIREMENT BENEFITS

14.1                        Other than the Pension Schemes and any state or statutory pension arrangement, there are no other arrangements in respect of the Employees that any Target Company is liable to contribute to, under which benefits are payable on retirement.

14.2                        All material governing documentation in relation to the Pension Schemes is contained in the Data Room.

14.3                        The Pension Schemes have formal approval or qualification by and/or due registration with the appropriate Tax Authority or social security, supervisory, fiscal and other applicable regulatory authorities in the relevant state or jurisdiction in order to obtain Tax exemption (or partial Tax exemption) on contributions, benefits and/or investments.

14.4                        Each of the Pension Schemes currently complies with its governing documents and all applicable laws, regulations and requirements in all material respects.

14.5                        All amounts due and payable on or before the date of this Deed by any Target Company in relation to the Pension Schemes have been duly paid in full on the due dates for such payments.

14.6                        No Target Company has received notice in writing of any material dispute in relation to any of the Pension Schemes in respect of any beneficiary under any of the Pension Schemes or any Employee or former employee of any Target Company which has not been finally settled or terminated.

15.            ANTI-CORRUPTION LAWS AND SANCTIONS

15.1                        No Target Company is engaging or has, at any time in the 24 months prior to the date of this Deed, engaged in any activity in violation of any applicable Anti-Corruption Laws or any applicable economic or financial sanctions administered by OFAC, the United States Department of State, the United Nations, the European Union or any member state thereof as applicable.

15.2                        The Target Companies have in place policies, systems, controls and/or procedures designed to prevent their Associated Persons from undertaking conduct within the meaning of section 7 of the Bribery Act 2010 in accordance with the guidance published from time to time by the Secretary of State pursuant to section 9 of the Bribery Act 2010.

16.            TAX MATTERS

16.1                        Locked Box Accounts.  All material liabilities of each Target Company for tax measured by reference to income, profits or gains earned, accrued or received on or before the Locked Box Accounts Date or arising in respect of an event occurring on or before the Locked Box Accounts Date are fully provided for or (as appropriate) disclosed in the Locked Box Accounts.

16.2                        Position since Locked Box Accounts Date.  Since the Locked Box Accounts Date, no Target Company has been involved in any transaction which has given rise to a liability to Tax on any Target Company other than Tax in respect of normal trading income or receipts of the Target Company concerned arising from transactions entered into by it in the ordinary course of business.

16.3                        Returns.  Each Target Company has duly, and within any appropriate time limits, made all material returns required to be made to all relevant Tax Authorities and all such returns were complete and accurate in all material respects.

16.4                        Disputes, investigations.  No Target Company is involved in any current dispute with or investigation by any Tax Authority or has in the last two years been the subject of any dispute with or investigation by any Tax Authority.

16.5                        Company residence, permanent establishment.  Each Target Company is, and has at all times in the last two years been, resident for Tax purposes in its place of incorporation and has not been treated as resident in any other jurisdiction for any Tax purpose (including any double Taxation arrangement). No Target Company is subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business in that jurisdiction.

16.6                        Penalties and interest.  No Target Company has within the past 24 months paid or become liable to pay, nor are there any circumstances by reason of which any Target Company is likely to become liable to pay, any material penalty, fine, surcharge or interest.

16.7                        Transfer Pricing.  All material transactions or arrangements made by any Target Company have been made on arm’s length terms and the processes by which prices and terms have been arrived at have, in each case, been appropriately documented.

16.8                        Anti-evasion.  No Target Company has entered into any arrangements or transactions (or series of arrangements or transactions) the main purpose, or one of the main purposes, of which was the evasion of tax.

16.9                        Reorganisations etc.  No reorganisation, merger, demerger, or other arrangement of which details are set out in Folder A.0.2 of the Data Room will or is likely to give rise to the material assessment of or material liability for Tax on the part of a Target Company.

SCHEDULE 5

DEFINITIONS AND INTERPRETATION

1.                                      Definitions. In this Deed, the following words and expressions shall have the following meanings:

Accounts means the audited consolidated accounts of the Company for the accounting reference period which ended on the Accounts Date (comprising a consolidated balance sheet and consolidated profit and loss account, notes and directors’ and auditors’ reports);

Accounts Date means 31 December 2016;

Anti-Corruption Law means: (i) the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998; (ii) the United Kingdom Bribery Act 2010; and (iii) any other applicable law which prohibits the conferring of any gift, payment or other benefit on any person or any officer, employee, agent or adviser of such person and is broadly equivalent to (i) or (ii);

Associated Person means in relation to a company, a person (including any employee, agent or subsidiary) who performs services for or on behalf of that company when performing such services;

Authority means any local, national or multinational governmental authority or other public or regulatory body which has jurisdiction over the business of the Target Companies, or (where the context requires) any decision, consent or licence which is required to be granted by any such person for the carrying on of the business, and Authorities will be construed accordingly;

Claim means any claim under or for breach of this Deed including, without limitation, any claim for breach of a Management Warranty;

Competition Authority means any authority anywhere in the world responsible for or having the power to monitor, supervise, adjudicate, implement or enforce any Competition Laws (including, but not limited to, the Competition and Markets Authority (or any “regulator” as defined in s.54 of the Competition Act 1998), the Secretary of State for Business, Innovation and Skills, the European Commission, the EFTA Surveillance Authority or the Court of Justice of the European Union and any predecessor to any of the above with jurisdiction under Competition Laws);

Competition Laws means any competition, restrictive trade practice, anti-trust, merger control or fair trading law applicable at the relevant time in any jurisdiction in which any Target Company has assets or carries on business, or in which the activities of any Target Company may have an effect, including (but not limited to) Articles 101, 102, 103 and 107 of the Treaty on the Functioning of the European Union, Articles 53 or 54 of the EEA Agreement, the Competition Act 1998, the Enterprise Act 2002 and all regulations, orders, notices, directions, decisions or other instruments made under or pursuant to such laws;

Contractors means any person who is not an Employee who is engaged under a contract for services, personally performs work for a Target Company and who is in business on their own account or in a client/customer relationship with the relevant Target Company, whether engaged directly or via a personal service company, at the date of this Deed;

Disclosure Letter means the letter from the Management Warrantors to the Purchaser executed and delivered immediately before the signing of this Deed;

Employees means the persons employed by the Target Companies under a contract of employment at the date of this Deed;

Financial Debt means borrowings and indebtedness in the nature of borrowings (including by way of acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any similar arrangements the purpose of which is to raise money) owed to any banking, financial, acceptance credit, lending or other similar institution or organisation;

IFRS means the International Financial Reporting Standards as issued by the International Accounting Standards Board and as implemented by the Target Companies as described in document B.9.2 in the Data Room;

Intellectual Property Rights means:

(a)                                 patents, utility models and rights in inventions;

(b)                                 rights in each of know-how, confidential information and trade secrets;

(c)                                  trade marks, service marks, rights in logos, trade names, rights in each of get-up and trade dress and domain names;

(d)                                 copyright, moral rights, database rights, rights in designs and semiconductor topography rights;

(e)                                  any other intellectual property rights; and

(f)                                   all rights or forms of protection, subsisting now or in the future, having equivalent or similar effect to the rights referred to in paragraphs (a) to (e) above,

in each case: (i) anywhere in the world; (ii) whether unregistered or registered (including, for any of them, all applications, rights to apply and rights to claim priority); and (iii) including, in respect of any of them, all divisionals, continuations, continuations-in-part, reissues, extensions, re-examinations and renewals;

IT Systems means:

(a)                                 the computer, telecommunications and network infrastructure, equipment and systems used in the business of a Target Company (including PCs, mainframes, hardware, firmware, servers, fixed and wireless network elements, points of presence (POPs), network operation centres, internet exchange facilities, cable landing stations and satellite uplinks); and

(b)                                 the software written or customised specifically for a Target Company and the off-the-shelf software applications used by the Target Companies (but excluding all standard office application software used by the Target Companies, including word processing, email, calendar, customer relationship management, spreadsheet and database functions), in each case, which are material to the Business as a whole;

Key Jurisdictions means United Kingdom, Germany, France, Italy, Netherlands, Switzerland, Belgium and Sweden;

Key Managers means Gareth Williams, Robert McNeal, Maurice Woolf, Ian Wade, Paul Monteiro, Matthew Finnie, Catherine Birkett, Jan Louwes, Andrew Holder and Mark Lewis;

Law means any statute, law, rule, regulation or directive issued, administered or enforced by any Governmental Entity (and, for the avoidance of doubt, shall not include any guideline, ordinance, code, policy, publication or other document, promulgation or communication issued, administered or enforced by any Governmental Entity;

Licences has the meaning given to it in paragraph 5.1 of Schedule 3;

Management Accounts means each of the unaudited consolidated monthly management accounts (which comprises a balance sheet and profit and loss account and excludes any related commentary and any supporting calculations) during the period commencing on the Locked Box Accounts Date and ended on the Management Accounts Date, each in the form contained in the Data Room;

Management Accounts Date means 31 December 2017;

Management Warranties means the warranties given by the Management Warrantors as set out in Schedule 3;

Material Acquisition means the acquisition of:

(a)                                 shares or other securities in another body corporate;

(b)                                 any interest in a partnership, limited partnership or similar business structure; or

(c)                                  any business or the assets comprising all or substantially all the assets used in any business,

and in each case where the consideration paid or payable by the Company exceeded €2,000,000;

OFAC means the Office of Foreign Assets Control of the US Department of the Treasury;

Open Source Licence means (i) any so-called “open source,” “copyleft,” “freeware,” “free software,” “community source code,” or “general public” license, (ii) any license that is substantially similar to those listed at http://www.opensource.org/licenses/, and (iii) any license that (a) requires the licensor to permit reverse-engineering, reverse assembly or disassembly of any kind of the licensed technology (such as software) or other technology linked with, called by, combined with, incorporated into, derived from, or distributed with such licensed technology or (b) requires the licensed technology or other technology linked with, called by, combined with, incorporated into, derived from, or distributed with such licensed technology to be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making modifications or derivative works, (3) distributed at no charge, or (4) distributed with certain notices or licenses (e.g., copyright notices or warranty disclaimers);

Owned IP means the registered and material unregistered Intellectual Property Rights owned by the Target Companies.  The registered Owned IP is listed in Folder K of the Data Room;

Pension Schemes means the pension schemes, details of which are set out in Folder E.6 of the Data Room;

Properties means those properties which are designated in the third column (Site Description) of the index of properties found at Folder C.1.2 of the Data Room as:

(a)                                 data centres (i.e. through the label “DC”, or “DC POP OFFICE”);

(b)                                 principal offices (i.e. through the label “OFFICE”) in the key operating jurisdictions of the Business;

(c)                                  landing stations (i.e. through the label “LANDING STATION” or, “LANDING STATION POP”); or

(d)                                 points of presence (i.e. through the label “POP” or “POP OFFICE” or “POP OFFICE SUBLEASE”);

Proposed Transaction means the transaction contemplated by the Transaction Documents;

SPA means the sale and purchase agreement relating to the sale and purchase of the entire issued share capital of the Company, between the Purchaser, Emasan AG, Turbo Holdings Lux II Sarl and GTT Communications, Inc. and dated on or about the date of this Deed;

Subsidiaries means those subsidiaries of the Company listed in Part 2 of Schedule 4;

Target Companies means the Company and the Subsidiaries, and Target Company means any of them;

Third Party Claim has the meaning given to in paragraph 11 of Schedule 2;

Wayleave Agreements means the material wayleave agreements to which any Target Company is a party; and

Workers means individuals who are not Employees or Contractors and personally perform work for any Target Company but who are not in business on their own account or in a client/customer relationship with the Target Company by which they are engaged.

2.                                      Schedules. The Schedules comprise schedules to this Deed and form part of this Deed.

3.                                      Inconsistencies. Where there is any inconsistency between the definitions set out in this Schedule and the definitions set out in any clause or any other Schedule, then, for the purposes of construing such clause or Schedule, the definitions set out in such clause or Schedule shall prevail.

IN WITNESS WHEREOF this Deed has been duly executed by the parties and is intended to be and is hereby delivered on the date first above written.

EXECUTED AS A DEED	)	SIGNATURE:
for and on behalf of	)
GTT AMERICAS, LLC	)
acting by , a director	)

In the presence of:

Signature of witness:

Name of witness:

Address:

Occupation:

EXECUTED AS A DEED	)	SIGNATURE:
by	)
GARETH WILLIAMS	)

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ROBERT MCNEAL	)

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MAURICE WOOLF	)

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IAN WADE	)

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PAUL MONTEIRO	)

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MATTHEW FINNIE	)

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CATHERINE BIRKETT	)

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JAN LOUWES	)

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ANDREW HOLDER	)

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MARK LEWIS	)

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YASMIN JAFFER	)

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FREDERIQUE ARNOLD	)

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LEE MYALL	)

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PETER SHARP	)

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EXECUTED AS A DEED	)	SIGNATURE:
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ANDREW DAVIS	)

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